Exhibit 99.1
NEWS RELEASE

For Immediate Release

               J.E. NEWALL RETIRES FROM NOVELIS BOARD OF DIRECTORS

            FORMER CHAIRMAN COMPLETES PREVIOUSLY ANNOUNCED RETIREMENT

ATLANTA - July 11, 2006 - Novelis Inc. (NYSE: NVL) (TSX: NVL) today announced that J.E. (Ted) Newall has resigned from the Company's Board of Directors. Mr. Newall's retirement had been expected to coincide with Novelis' annual meeting. The annual meeting was originally planned for June 29, but as previously announced, it has been delayed until later this year pending the Company's completion of its work to bring current its financial reporting.

William T. Monahan, Chairman of the Board, said, "We appreciate Ted's commitment to Novelis, its people, its customers and its shareholders, and we thank him for the leadership he provided as the Company's first chairman."

The Board appointed Mr. Monahan non-executive Chairman on May 1. Mr. Newall's retirement leaves one open seat on the Board. The Company intends to fill the vacancy before the annual meeting, which the Company expects to take place in the fourth quarter of 2006.

Novelis is the global leader in aluminum rolled products and aluminum can recycling. The company operates in 11 countries and has approximately 13,000 employees. Novelis has the unrivaled capability to provide its customers with a regional supply of technologically sophisticated rolled aluminum products throughout Asia, Europe, North America and South America. Through its advanced production capabilities, the company supplies aluminum sheet and foil to the automotive and transportation, beverage and food packaging, construction and industrial, and printing markets. For more information, visit www.novelis.com.

Statements made in this news release which describe Novelis' intentions, expectations or predictions may be forward-looking statements within the meaning of securities laws. Examples of forward-looking statements in this news release include, among other matters, Novelis' ability to hold an annual meeting by the end of 2006. Novelis cautions that, by their nature, forward-looking statements involve risk and uncertainty, that the annual meeting could be further delayed in the event Novelis has not issued its annual report on Form 10-K for the fiscal year ended 2005 by the end of 2006. We do not intend, and we disclaim any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise. Please refer to important risk factors listed under the caption "Special Note Regarding Forward-Looking Statements and Market Data" in our quarterly report on Form 10-Q for the period ended September 30, 2005, as filed with the SEC. The risk factors included in our quarterly report on Form 10-Q for the period ended September 30, 2005, are specifically incorporated by reference into this news release.

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MEDIA CONTACT:                                             INVESTOR CONTACT:
Charles Belbin                                             Holly K. Ash
404-814-4260                                               404-814-4212
charles.belbin@novelis.com                                 holly.ash@novelis.com